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                                                                    EXHIBIT 4.2
                                                                    -----------


                          FIRST SUPPLEMENTAL INDENTURE
                          ----------------------------

        THIS FIRST SUPPLEMENTAL INDENTURE (this "Supplemental Indenture") is made as of the 10th day of April, 1995 among ROBBINS & MYERS, INC., an Ohio corporation (the "Company"), PNC BANK, OHIO, NATIONAL ASSOCIATION, a national banking association, as Trustee (the "Trustee"), and EAGLE INDUSTRIAL PRODUCTS CORPORATION, a Delaware corporation (the "Noteholder"), under the following circumstances:

                A. The Company, as Issuer, and the Trustee are parties to an Indenture dated as of June 30, 1994 (the "Indenture") pursuant to which the Company has issued two Senior Subordinated Extendible Reset Notes in the aggregate principal amount of $50,000,000 (the "Notes"); and

                B. The Noteholder is the registered holder of the Notes, which are the only notes outstanding under the Indenture.

                C. The parties are entering into this Supplemental Indenture pursuant to Section 902 and Section 903 of the Indenture to amend certain of the terms of the Indenture.

                NOW, THEREFORE, the Company, the Trustee and the Noteholder agree as follows:

                1. DEFINITION OF "PERMITTED INDEBTEDNESS". Subsection (i) of the definition of "PERMITTED INDEBTEDNESS" in Section 101 of Article One of the Indenture hereby is amended by substituting "$38,250,000" for "$40,000,000 in clause (a) thereof and by substituting "$50,000,000" for "$35,000,000" in clause (b) thereof.

                2. EVENTS OF DEFAULT. Subsection (3) of Section 501 of Article Five of the Indenture hereby is amended by deleting the word "or" immediately preceding part (e) thereof and by adding the following part (f) at the end of Subsection (3):

                        "; or (f) a default in the performance, or breach, of
                any covenant or agreement of the Company or any Guarantor under the Registration Rights Agreement;"

                3. CERTAIN LIMITATIONS. Subsection (a) of Section 1016 of Article Ten of the Indenture hereby is amended in its entirety to read as follows:
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        "(a)  The Company will not permit any Subsidiary, directly or indirectly, to secure the payment of any Senior Indebtedness of the Company or pledge any intercompany notes representing obligations of
        any Subsidiary to secure the payment of any     Senior Indebtedness
        (other than Indebtedness under the Bank Credit Agreement) unless (x) such Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a guarantee of payment of the Securities by such Subsidiary, which guarantee shall be on the same terms as the guarantee of the Senior Indebtedness (if a guarantee of Senior Indebtedness is granted by any such Subsidiary) except that the guarantee of the Securities need not be secured and shall be subordinated to the claims against such Subsidiary in respect of Senior Indebtedness to the same extent as the Securities are subordinated to Senior Indebtedness of the Company under this Indenture and (y) such Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Subsidiary as a result of any payment by such Subsidiary under its Guarantee."

        4. CONSENT OF NOTEHOLDER. By execution of this Supplemental Indenture, the Noteholder hereby consents to this Supplemental Indenture pursuant to Section 902 and 104 of the Indenture and waives the obligation of the Company to give notice of this Supplemental Indenture to the Noteholder pursuant to Section 907 of the Indenture.

        5. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by all parties so long as each such party shall sign at least one counterpart.

        6. FULL FORCE AND EFFECT. As hereby supplemented, the Indenture shall remain in full force and effect in accordance with its terms.

        7. ENTIRE AGREEMENT. This Supplemental Indenture sets forth the entire agreement between the parties with respect to the subject matters set forth herein.


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        IN WITNESS WHEREOF, the parties have executed this Supplemental
Indenture as of the date and year first above written.

                             ROBBINS & MYERS, INC.

                             By: /s/George M. Walker
                                ---------------------------
                                Name: George M. Walker
                                Title: Vice President and Chief
                                          Financial Officer


                             PNC BANK, OHIO, NATIONAL ASSOCIATION,
                                as Trustee

                             By:/s/Lori Jelf
                                ---------------------------
                                Name: Lori Jelf
                                Title: Bank Officer


                             EAGLE INDUSTRIAL PRODUCTS CORPORATION

                             By: /s/Anthony Navitsky
                                ---------------------------
                                Name: Anthony Navitsky
                                Title: Vice President-Treasurer



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